Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES FIRST QUARTER RESULTS

- Flooding in Rising Sun and a Mediocre Ski Season in Lake Tahoe Affected Operations in the Quarter;
Results Also Affected by Changes in GAAP and a Loss on Extinguishment of Debt Related to Debt Refinancing

- Company Refinanced Its First- and Second-Lien Credit Facilities
With Senior Secured Notes on More Favorable Terms

- Raised $11.8 Million Through Registered Direct Equity Offering,
Primarily to Fund Phase One of Bronco Billy's Expansion Project

- Received Final Construction Approvals for Ferry Access Roads at Rising Star;
Anticipate Commencing Ferry Service in Third Quarter of 2018

- Received Important Approvals in Cripple Creek, Colorado, for Expansion of Bronco Billy's

Las Vegas – May 11, 2018 – Full House Resorts, Inc. (Nasdaq: FLL) today announced results for the first quarter ending March 31, 2018.

On a consolidated basis, net revenues in the first quarter of 2018 decreased 4.3% to $37.9 million from $39.6 million in the prior-year period. Net loss for the first quarter of 2018 was $4.3 million, or a loss of $0.20 per diluted common share. More than half of the loss reflects a $2.7 million loss on extinguishment of debt related to the Company's recent debt refinancing. For the first quarter of 2017, net loss was $0.6 million, or a loss of $0.03 per diluted common share. Adjusted EBITDA(a) in the 2018 first quarter was $3.0 million versus $4.6 million in the first quarter of 2017. The decrease was largely attributable to adverse weather and increased health and benefit costs.

"Weather was a significant challenge in the quarter, with a terrible ski season at Lake Tahoe and the Ohio River flooding at Rising Sun," said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. "There were also, however, bright spots. For example, in March, the Silver Slipper had its strongest month in more than ten years. Stockman's also did well in the quarter. Bronco Billy's had an increase in its revenues, but it was insufficient to offset an ice storm on a key weekend, an increase in the Colorado minimum wage, and an increase in health care costs.

"We made significant progress in the quarter in strengthening our company and working towards our long-term growth plans," continued Mr. Lee. "We refinanced all of our debt, pushing out maturities, reducing interest expense, and enlisting a new group of lenders who are ready and capable of funding much of our ambitious growth plans. We also raised equity to help fund those plans. We chose to do so through a direct placement with "qualified" individuals (as defined by the SEC) and institutions, saving considerable fees versus a traditional underwritten offering. Meanwhile, our Bronco Billy's expansion project in Cripple Creek, Colorado received a unanimous recommendation from the Cripple Creek Historic Preservation Commission. It also received a crucial 4-0 vote from the Cripple Creek City Council in favor of certain variances and other approvals necessary for the expansion, including the vacation of two public streets. The City's rules require the resolutions and ordinances to be formally adopted at multiple City Council meetings. Based on the initial favorable vote, we expect that the final approvals will be granted in June and take effect in July. We have begun site preparation, exercising certain options and demolishing structures that existed on the site. We expect to begin construction of Phase One -- construction of a parking garage and the renovation and re-opening of the Imperial Hotel and Casino -- soon after the final approvals are effective. We anticipate that construction of Phase Two, including a new four-star hotel, spa, and convention and entertainment space, will begin once we complete Phase One's parking garage, as much of today's surface parking lots will be utilized in the expanded Bronco Billy's facility. We continue to expect completion of the entire project in 2020.

"During the quarter, we also completed the lengthy process to receive all of the necessary permits for construction of the access roads and ramps for our ferry boat service to prosperous Boone County, Kentucky, directly across the river from our Rising Star Casino Resort. Construction is now underway and we are recruiting qualified crew members to operate the ferry. We are also in the process of extensively refurbishing the Rising Star pavilion and hotel, so visitors arriving on the new ferry will have a significantly enhanced arrival experience."

Concluded Mr. Lee, "There is always, of course, good and bad weather, although the past few months seemed to have more of the bad and little of the good. Despite that, we made great progress on the promising future for our company."

First Quarter 2018 Highlights and Subsequent Events

•
Net revenues at Silver Slipper Casino and Hotel were $16.5 million in the first quarter of 2018 versus $16.7 million in the prior-year quarter. Adjusted Property EBITDA of $2.9 million in the first quarter of 2018 compares to $3.1 million in the prior-year period. March 2018 at Silver Slipper was its best month in more than ten years. However, extreme and unusually cold weather for southern Mississippi, including icy road conditions and snow, continued from the fourth quarter of 2017 into the first half of the first quarter, offsetting the strong March results.

•
At Rising Star Casino Resort, net revenues declined 8.0% for the first quarter of 2018 to $11.2 million from $12.2 million. Adjusted Property EBITDA of $0.5 million in the first quarter of 2018 compares to $1.3 million in the prior-year period. As noted, Rising Star had adverse weather conditions, including the temporary closure of its casino for several days due to flooding of the access roads to the property. In March 2018, the Company re-opened its new RV Park for the season. The Company also recently began construction on improvements to the hotel and its entry pavilion, as well as site improvements related to the Company's upcoming ferry boat service. The Company anticipates commencing its ferry boat operation in the third quarter of 2018. The ferry itself is traveling up the Ohio River from a shipyard in Florida and is currently in Paducah, Kentucky.

•
At Bronco Billy's Casino and Hotel, net revenues for the first quarter of 2018 grew 6.5% to $6.2 million from $5.9 million. Adjusted Property EBITDA was $0.7 million and $0.8 million for the first quarter of 2018 and 2017, respectively. Heavy snowfall and icy roads impacted the largest event weekend of the year for Cripple Creek's casinos, ironically the "Ice Festival" in mid-February. There was also an increase in the minimum wage in Colorado on January 1. As noted, the Company continues to develop its plans for a significant expansion at Bronco Billy's, including a new luxury hotel tower, spa, parking garage, convention and entertainment center, and high-end restaurant. This expansion will integrate seamlessly with the existing casino. For renderings of the proposed expansion, as well as a presentation discussing the Company's analysis of the Cripple Creek market, please visit the investor section of www.fullhouseresorts.com and click on "News and Events/Presentations."

•
The Northern Nevada segment consists of the Grand Lodge and Stockman’s casinos. Combined, Northern Nevada net revenues were $4.0 million and $4.9 million for the first quarter of 2018 and 2017, respectively. Adjusted Property EBITDA for the Northern Nevada segment was $(13,000) and $0.6 million for the same periods, respectively. Results for the first quarter of 2018 reflect a lack of snowfall in January and February 2018 at Grand Lodge, which relies on visitation to the area's ski resorts over the winter months. At the end of February, the snowpack in the mountains around Lake Tahoe was at 29% of normal. It snowed heavily in March, however, and the snowpack reached 78% of normal at the end of March. Unfortunately, Grand Lodge was unable to garner enough business during the good skiing conditions in March to offset weaker results during January and February. At Stockman's Casino, the property benefited from an increase in activity at the nearby Naval Air Station, known for its "Top Gun" school, as well as recently-completed exterior improvements and improved parking access. Both revenues and Adjusted Property EBITDA at Stockman's Casino rose over the prior-year period.

•
On February 2, 2018, the Company refinanced all of its existing first- and second-lien credit facilities with $100.0 million of new senior secured notes due 2024 (the "New Notes").  Net of a 2% original issue discount, the Company received $98.0 million of proceeds, which were used to pay off all of its outstanding first- and second-lien credit facilities and to pay for related refinancing costs. The New Notes are secured by liens on substantially all of the Company's assets and guaranteed by all of our subsidiaries. The interest rate on the New Notes is at three-month LIBOR plus 700 basis points and the New Notes have principal payments of $250,000 per quarter. The Company is also required to redeem the New Notes with Excess Cash Flow, as defined in the indenture, beginning with its annual results for 2018. The New Notes replaced first-lien debt with an interest rate of LIBOR plus 425 basis points and second-lien debt that incurred interest at 13.5%.

•
In April 2018, to reduce its exposure to increases in interest rates, the Company purchased an interest rate cap for $50 million of notional amount related to its new senior secured notes. The interest rate cap includes a three-month LIBOR strike rate of 3.00% and terminates in approximately three years on March 31, 2021.

•
In March 2018, the Company completed a registered direct equity offering for a total of 3,943,333 shares of its common stock at a price of $3.00 per share, resulting in gross proceeds to the Company of $11.8 million. Net proceeds to the Company from the offering after expenses were approximately $11.4 million. The Company intends to use the net proceeds from this offering for general corporate purposes, including Phase One of its planned expansion of Bronco Billy's Casino and Hotel in Cripple Creek, Colorado. Phase One includes exercising the Company's options to purchase the Imperial Hotel and certain parcels of land adjacent to Bronco Billy's, as well as the construction of a 286-space parking garage. Phase One also includes completing the refurbishment of the Imperial Hotel and refurbishing and re-opening the Imperial Casino, which the Company has the option to either lease or purchase.

•
In accordance with GAAP, on January 1, 2018, the Company adopted the new revenue recognition accounting standard under the "modified retrospective" approach, which impacts the comparability of certain items between the 2018 and 2017 periods. The accounting changes have little effect on net revenues, Adjusted EBITDA, operating income, or net income. However, those changes substantially affect the characterization of revenue items leading to net revenues, as well as the treatment of certain departmental expenses. In accordance with the "modified retrospective" approach, figures for the first quarter of 2018 are presented under the new standard, while figures for the first quarter of 2017 are presented without adjustment. As a result, comparisons of departmental items in our financial statements between periods in 2018 and 2017, such as "casino revenues" and "casino expenses," are not meaningful, as much of the change is caused by the new accounting standard. To facilitate comparisons with the 2017 period, we have provided a supplemental table showing affected items without the adoption of the new revenue recognition standard.

•
The Company maintains a Facebook page to provide work-in-progress photos to investors of our various growth projects and other activities. To access that Facebook page, please visit www.facebook.com/FHResorts.

Liquidity and Capital Resources
As of March 31, 2018, the Company had $27.7 million in cash and $99.8 million in outstanding senior secured notes. The Company's cash balance includes proceeds from its March 2018 registered direct equity offering, as discussed above.

Conference Call Information
The Company will host a conference call for investors today, May 11, 2018, at 12:00 p.m. ET (9:00 a.m. PT) to discuss its 2018 first quarter results. Investors can access the live audio webcast from the Company’s website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (800) 239-9838 or, for international callers, (323) 794-2551.

A replay of the conference call will be available shortly after the conclusion of the call through May 25, 2018. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (844) 512-2921 or, for international callers, (412) 317-6671 and using the passcode 8903567.

(a) Reconciliation of Non-GAAP Financial Measure
We define “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, pre-opening expenses, project development and acquisition costs, and non-cash share-based compensation expense. Although Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), we believe this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity. We utilize Adjusted EBITDA internally to focus management on year-over-year changes in our core operating performance, which we consider our ordinary, ongoing and customary operations and which we believe is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations. A version of Adjusted EBITDA (as defined in the indenture governing our New Notes) is also used to determine compliance with certain covenants.

In addition, because Adjusted EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of Adjusted EBITDA is presented below. However, you should not consider this measure in isolation or as a substitute for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)
	Three Months Ended March 31,
	2018	2017
Revenues
Casino (1)	$26,970	$35,906
Food and beverage (1)	7,939	7,898
Hotel (1)	2,283	2,079
Other operations	739	774
Gross revenues	37,931	46,657
Less promotional allowances (1)	—	(7,037)
Net revenues	37,931	39,620
Operating costs and expenses
Casino (1)	11,084	18,580
Food and beverage (1)	9,126	2,973
Hotel (1)	2,487	202
Other operations (1)	514	280
Selling, general and administrative (1)	11,962	13,084
Project development and acquisition costs	37	131
Depreciation and amortization	2,168	2,097
Loss on disposal of assets, net	10	13
	37,388	37,360
Operating income	543	2,260
Other (expense) income, net
Interest expense, net of capitalized interest	(2,540)	(2,678)
Loss on extinguishment of debt	(2,673)	—
Adjustment to fair value of warrants	503	—
	(4,710)	(2,678)
Income (loss) before income taxes	(4,167)	(418)
Provision for income taxes	119	184
Net income (loss)	$(4,286)	$(602)
Basic income (loss) per share	$(0.18)	$(0.03)
Diluted income (loss) per share	$(0.20)	$(0.03)
Basic weighted average number of common shares outstanding	23,212	22,865
Diluted weighted average number of common shares outstanding	23,711	22,865

(1)
On January 1, 2018, the Company adopted Accounting Standards Codification No. 606, Revenue from Contracts with Customers ("ASC 606"), using the modified retrospective method, which impacts the comparability of these line items. See the following page of this release for further details.

Full House Resorts, Inc.
Supplemental Information
First Quarter 2018 Impact of Adoption of New Revenue Recognition Standard
(In Thousands, Unaudited)

	Three Months Ended March 31, 2018			Three Months Ended March 31, 2017 As Reported
	As Reported	Balances without Adoption of ASC 606	Effect of Change Higher/(Lower)
Statement of Operations
Revenues
Casino (1)(2)	$26,970	$34,513	$(7,543)	$35,906
Food and beverage (1)(2)	7,939	7,880	59	7,898
Hotel (1)(2)	2,283	2,083	200	2,079
Promotional allowances (1)(2)	—	(6,920)	6,920	(7,037)

Costs and expenses
Casino (1)(3)	11,084	18,270	(7,186)	18,580
Food and beverage (3)	9,126	3,066	6,060	2,973
Hotel (3)	2,487	229	2,258	202
Other operations (3)	514	322	192	280
Selling, general and administrative (3)	11,962	13,630	(1,668)	13,084
Operating income	543	563	(20)	2,260
Loss before income taxes	(4,167)	(4,147)	(20)	(418)
Net loss	(4,286)	(4,266)	(20)	(602)

(1)
On January 1, 2018, the Company adopted Accounting Standards Codification No. 606, Revenue from Contracts with Customers ("ASC 606"), using the modified retrospective method. ASC 606 changed the accounting for loyalty points earned by and communicated to customers through the loyalty program. Previously, the estimated liability for unredeemed points was accrued based on the estimated value of the service or merchandise to be provided, adjusted for the fact that many of such points are never redeemed (i.e. the estimated "breakage") and, in some cases, price adjustments provided to customers redeeming points. The accrual for the liability was created with an offset to the casino department. When the points were redeemed, the accrual was reduced and the casino department was offset by a like amount. The department providing the goods or service also recorded the revenues, which were then offset by "promotional allowances."

Under ASC 606, the reserve amount is based on the retail value of the goods and services that might be received through redemption of the points, adjusted for breakage and other factors, and the Company establishes the relevant reserve through a reduction in casino revenues. When the points are redeemed, the reserve is reduced and the relevant department is credited with the retail value of the goods or services provided. It is not added back to casino revenues and no promotional allowance is created.

(2)
ASC 606 also changed the accounting for revenues. The Company historically reported revenue for goods and services provided free to gaming customers as gross revenue for the relevant department. Such amounts were then aggregated as "promotional allowances," a contra-revenue account that was then subtracted to arrive at net revenues. Under ASC 606, the Company now records the value of such complimentaries as a reduction to gaming revenues, rather than an offset against total gross revenues.

(3)
The cost of providing complimentaries is no longer reclassified from the department that provides the complimentaries to the casino department. The expenses of each department remain in that department.

Full House Resorts, Inc.
Supplemental Information
Segment Revenues and Adjusted Property EBITDA and
Reconciliation of Adjusted EBITDA to Operating Income (Loss) and Net Income (Loss)
(In Thousands, Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Net Revenues
Silver Slipper Casino and Hotel	$16,509	$16,658
Rising Star Casino Resort	11,227	12,205
Bronco Billy's Casino and Hotel	6,242	5,861
Northern Nevada Casinos	3,953	4,896
	$37,931	$39,620

Adjusted Property EBITDA(1) and Adjusted EBITDA
Silver Slipper Casino and Hotel	$2,883	$3,052
Rising Star Casino Resort	493	1,319
Bronco Billy's Casino and Hotel	705	846
Northern Nevada Casinos	(13)	552
Adjusted Property EBITDA	4,068	5,769
Corporate	(1,078)	(1,175)
Adjusted EBITDA	$2,990	$4,594

Depreciation and amortization	(2,168)	(2,097)
Project development and acquisition costs	(37)	(131)
Gain (loss) on asset disposals, net	(10)	(13)
Share-based compensation	(232)	(93)
Operating income (loss)	543	2,260
Other (expense) income
Interest expense	(2,540)	(2,678)
Loss on extinguishment of debt	(2,673)	—
Adjustment to fair value of warrants	503	—
	(4,710)	(2,678)
Income (loss) before income taxes	(4,167)	(418)
Benefit (provision) for income taxes	(119)	(184)
Net income (loss)	$(4,286)	$(602)

(1)	The Company utilizes Adjusted Property EBITDA as the measure of segment operating profit in assessing performance and allocating resources at the reportable segment level.

Forward-looking Statements
This press release contains statements by Full House and its officers that are "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this press release include those regarding our operating trends and expected results of operations; our future growth prospects; the impact of our finished projects and renovations on our results of operations; our proposed expansion of Bronco Billy's and expected returns from that project; our construction budgets, time lines, and disruption expectations; and timing for required permits or approvals of the Bronco Billy's expansion. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Such risks include, without limitation, changes in the Company’s business strategies, interest rate risks, the failure to obtain and/or maintain regulatory approvals (including in Colorado, Indiana, Nevada and Mississippi), the ability to obtain financing upon reasonable terms (including for projects such as the Bronco Billy’s expansion), the potential increase in Full House's indebtedness due to the expansion of Bronco Billy’s, construction risks, dependence on existing management, competition, uncertainties over the development and success of our acquisition and expansion projects, the financial performance of our finished projects and renovations, effectiveness of expense and operating efficiencies, general macroeconomic conditions, and regulatory and business conditions in the gaming industry (including the future allowance of live table games at Indiana’s racinos, or the possible authorization or expansion of gaming in nearby states). Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements.

About Full House Resorts, Inc.
Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy's Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada under a lease agreement with the Hyatt organization. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com. The information contained on, or that may be accessed through, our website and Facebook page are not incorporated by reference into, and is not a part of, this document.

Contact:
Lewis Fanger, Chief Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com